Exhibit (c)(3)

HOULIHAN LOKEY HOWARD & ZUKIN
Memorandum

From:	Lee Shepard

To:	Independent Committee of Dover Investments Corp.

Date:	August 31, 2004

At your request, we have calculated indications of value derived from the market multiple approach utilizing different weightings of the EV/EBITDA, Price/Net Income and Price/Book value approaches.  These calculations are for your information and do not represent our conclusions or opinions on value.

Please let us know if we can provide any additional information.

	Sample Ranges
	Weights	Low	High	Weights	Low	High	Weights	Low	High	Weights	Low	High
EBITDA	33%			30%			25%			20%
Net Income	33%			30%			25%			20%
Book Value	33%			40%			50%			60%

Per Share Value		$33.62	$36.33		$32.92	$35.76		$31.88	$34.90		$30.83	$34.04

Sample Calculations

		Low	High		Low	High		Low	High		Low	High
EBITDA		$33,448	$37,907		$33,448	$37,907		$33,448	$37,907		$33,448	$37,907
Net Income		$34,404	$35,595		$34,404	$35,595		$34,404	$35,595		$34,404	$35,595
Book Value		$19,786	$25,138		$19,786	$25,138		$19,786	$25,138		$19,786	$25,138

	Weights	Low	High	Weights	Low	High	Weights	Low	High	Weights	Low	High
Weighted EBITDA	33%	$11,149	$12,636	30%	$10,034	$11,372	25%	$8,362	$9,477	20%	$6,690	$7,581
Weighted Net Income	33%	$11,468	$11,865	30%	$10,321	$10,679	25%	$8,601	$8,899	20%	$6,881	$7,119
Weighted Book Value	33%	$6,595	$8,379	40%	$7,914	$10,055	50%	$9,893	$12,569	60%	$11,872	$15,083

Enterprise Value from Operations		$29,213	$32,880		$28,270	$32,106		$26,856	$30,945		$25,442	$29,784

Add: Cash Balance as of 6/30/04		$23,684	$23,684		$23,684	$23,684		$23,684	$23,684		$23,684	$23,684

Enterprise Value		$52,897	$56,564		$51,954	$55,790		$50,540	$54,629		$49,126	$53,468

Less: Total Debt		$6,158	$6,158		$6,158	$6,158		$6,158	$6,158		$6,158	$6,158
Less: Minority Interest		$247	$247		$247	$247		$247	$247		$247	$247
Less: Miscellaneous Liabilities		$1,000	$1,000		$1,000	$1,000		$1,000	$1,000		$1,000	$1,000

Equity Value		$45,492	$49,159		$44,549	$48,385		$43,135	$47,224		$41,721	$46,063

Shares Outstanding		1,353	1,353		1,353	1,353		1,353	1,353		1,353	1,353

Per Share Value		$33.62	$36.33		$32.92	$35.76		$31.88	$34.90		$30.83	$34.04